Exhibit 99.1

Tuesday, November 17, 2009
Dear Fellow Terra Employee:
With Terra’s Annual Meeting less than one week away, I wanted to update you on some recent Terra events, and again thank you for your continued hard work and dedication to Terra.
We are asking Terra shareholders to re-elect three highly-qualified and experienced independent directors — Martha Hesse, Dennis McGlone, and our Chairman, Hank Slack. CF Industries Holdings, Inc. (“CF”) has nominated three candidates of its own in opposition to Terra’s directors. We believe CF’s nominees, if elected, would work to advance CF’s interests and its inadequate proposal at the expense of Terra shareholders. If you are a shareholder as of October 9, 2009 (the record date for the Annual Meeting) and have not yet voted, we urge you to vote the WHITE proxy card today, no matter how many or how few shares you own. Every vote counts, and your shares will not be counted if you don’t vote.
Since January 2009, CF has made six separate proposals to acquire Terra, each of which was unanimously rejected by our Board as not in the best interests of Terra shareholders.
Over the past few weeks, I and other members of the Board and senior management team have traveled around the country to meet with shareholders. I am pleased to report that Glass Lewis, PROXY Governance and Egan-Jones, three of the nation’s leading proxy advisory firms, recommend that Terra shareholders vote for all three of Terra’s directors at the meeting. These recommendations support our strong belief that Terra’s Board and management team are executing the right strategy for sustaining Terra’s competitive advantage, driving continued growth and profitability and delivering substantial shareholder value.
It is important to remember that only three out of eight seats on Terra’s Board of Directors are up for election at the upcoming Annual Meeting. While we are prohibited from predicting the outcome of Friday’s vote, we know that at the very least, a majority of your current directors will remain on the Board. We expect to report preliminary voting results shortly following Friday’s meeting, with certified and final results to be announced thereafter.
Regardless of the outcome of the proxy contest, Terra is poised to take advantage of an upsurge in demand from our agricultural and industrial customer base as the economic recovery continues. We are well-positioned to continue to deliver results that drive shareholder value. And Terra’s Board has and will continue to maintain an open-minded approach to exploring any opportunity that may offer real value for our shareholders.
Thank you again for your hard work and dedication throughout this process, for your unwavering focus on our day-to-day responsibilities, and for continuing to serve our customers with the same high-quality products and service they have come to expect from Terra.
CF’s interest in Terra is a testament to the strength of our business and the people who built it and contribute to our success every day. I know I speak for Terra’s entire Board and management team when I say “thank you” for your continued support.

Lastly, I want to again urge ALL Terra employees who own Terra shares as of October 9, 2009 and still have not voted to vote the WHITE proxy card no matter how many or how few shares you own. Your shares will not be counted if you don’t vote. We also urge you to discard any blue proxy cards you may receive from CF. If you have any questions on how to vote your shares, please contact Terra’s proxy solicitation firm, MacKenzie Partners, Inc., at (800) 322-2885 (Toll-Free) or at (212) 929-5500 (Collect).
Sincerely,
Mike Bennett
President and CEO
Important Information and Where to Find It
On October 13, 2009, Terra filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2009 Annual Meeting, and is mailing the definitive proxy statement to its shareholders. Investors and security holders are urged to read the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC (when available), because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that Terra files with the SEC (when available) at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the definitive proxy statement and other documents filed by Terra with the SEC (when available) may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.
Certain Information Concerning Participants
Terra, its directors, executive officers and certain employees specified in Annex A to Terra’s definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on October 13, 2009, are participants in the solicitation of Terra’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and amended on April 28, 2009, and its definitive proxy statement for the 2009 Annual Meeting. To the extent holdings of Terra securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com.
Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:
•	risks related to potential acquisition transactions,

•	changes in financial and capital markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation,

•	changes in agricultural regulations and

•	changes in the securities trading markets.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K and in Terra’s subsequent Quarterly Reports on Form 10-Q, in each case in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the Notes to the consolidated financial statements.